UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 26, 2007

SEARS HOLDINGS CORPORATION

(Exact name of registrant as specified in charter)

Delaware	000-51217	20-1920798
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3333 Beverly Road Hoffman Estates, Illinois	60179
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code: (847) 286-2500

(Former name or former address, if changed since last report): Not Applicable

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 – Corporate Governance and Management

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On April 26, 2007, the Compensation Committee of the Board of Directors of Sears Holdings Corporation (the “Company”) approved the Sears Holdings Corporation 2007 Annual Incentive Plan (the “2007 AIP”).

The 2007 AIP covers all salaried and certain corporate hourly employees of the Company, including its executive officers.

The following is a brief description of the material terms and conditions of the 2007 AIP. It is qualified in its entirety by reference to the complete text of the 2007 AIP, which the Company intends to file as an exhibit to its Quarterly Report on Form 10-Q for its fiscal quarter ending May 5, 2007.

The performance parameters established under the 2007 AIP are as follows:

	Threshold for Payment	Target	Superior
Performance Results	90% of AIP EBITDA	100% of AIP EBITDA	125% of AIP EBITDA

AIP Award	60% of Target Payout	100% of Target Payout	150% of Target Payout

Performance levels are determined based on AIP EBITDA, which, as defined in the 2007 AIP, refers to earnings before interest, taxes, depreciation and amortization computed as operating income appearing on the Company’s statement of operations for the applicable reporting period, other than Sears Canada, less depreciation and amortization and gains/(losses) on sales of assets. In addition, it is adjusted to exclude significant litigation or claim judgments or settlements (defined as matters which are $1 million or more); the effect of purchase accounting and changes in accounting methods; gains, losses and costs associated with acquisitions, divestitures and store closures; integration costs that are disclosed as merger related; and restructuring activities.

Target payouts under the 2007 AIP for the executive officers named in the Company’s proxy statement for its 2007 annual meeting of stockholders will range from 75% to 100% of base salary.

The Compensation Committee will administer the 2007 AIP for executive officers.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SEARS HOLDINGS CORPORATION

By:	/s/ William K. Phelan
William K. Phelan
Vice President and Controller

Date: May 1, 2007